Exhibit (a)(1)(H)

Presse-Information	Bayer AG Communications 51368 Leverkusen Deutschland Tel. +49 214 30-1 www.presse.bayer.de

Bayer erhält Kartellfreigabe für Übernahme von Conceptus

Angebot läuft am 5. Juni 2013 um 0 Uhr ab

Leverkusen, 29. Mai 2013 – Die US-Kartellbehörde Federal Trade Commission (FTC) hat die Übernahme der Conceptus, Inc. mit Sitz im kalifornischen Mountain View (NASDAQ:CPTS) durch Bayer freigegeben. Die FTC hat keine Einwände gegen die Transaktion innerhalb der vom US-Kartellrecht vorgesehenen Frist geltend gemacht, die am Dienstag ablief. Für die angestrebte Übernahme ist diese Freigabe ein wichtiger Schritt. Die Transaktion steht weiterhin unter der Bedingung, dass Bayer mehr als 50 Prozent der Aktien der Conceptus, Inc. angeboten werden müssen.

Die Evelyn Acquisition Company, eine zum Zweck der Übernahme gegründete Tochter der Bayer HealthCare LLC (Tarrytown/NY), hatte am 7. Mai das öffentliche Übernahmeangebot für alle Aktien der Conceptus, Inc. zum Preis von 31 US-Dollar je Aktie in bar veröffentlicht. Die Transaktion hat damit einen Gesamtwert von etwa 1,1 Milliarden US-Dollar (852 Millionen Euro). Der Vorstand von Conceptus empfiehlt ihren Aktionären einstimmig die Annahme des Angebots, das am 5. Juni 2013, 0:00 Uhr (Ortszeit New York City) ausläuft, sofern es nicht verlängert oder von Bayer gemäß Übernahmevertrag vorzeitig beendet wird.

Bayer unterbreitet das Übernahmeangebot aufgrund des mit Conceptus unterzeichneten Übernahmevertrags vom 28. April 2013, den Bayer am 29. April 2013 bekannt gegeben hat. Conceptus hat das Essure®-Verfahren, die einzige Methode zur dauerhaften Empfängnisverhütung ohne operativen Eingriff, entwickelt und vermarktet dieses in den USA sowie in weiteren Ländern. Nach Abschluss der Akquisition wird Bayer eine

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komplette Auswahl kurz- und langwirksamer sowie dauerhafter Verhütungsmethoden anbieten können.

Das öffentliche Übernahmeangebot ist auf der Website der US-amerikanischen Securities and Exchange Commission (SEC) unter www.sec.gov einsehbar.

Bayer: Science For A Better Life

Bayer ist ein weltweit tätiges Unternehmen mit Kernkompetenzen auf den Gebieten Gesundheit, Agrarwirtschaft und hochwertige Materialien. Als Innovations-Unternehmen setzt Bayer Zeichen in forschungsintensiven Bereichen. Mit seinen Produkten und Dienstleistungen will Bayer den Menschen nützen und zur Verbesserung der Lebensqualität beitragen. Gleichzeitig will der Konzern Werte durch Innovation, Wachstum und eine hohe Ertragskraft schaffen. Bayer bekennt sich zu den Prinzipien der Nachhaltigkeit und handelt als „Corporate Citizen” sozial und ethisch verantwortlich. Im Geschäftsjahr 2012 erzielte der Konzern mit 110.500 Beschäftigten einen Umsatz von 39,8 Milliarden Euro. Die Investitionen beliefen sich auf 2,0 Milliarden Euro und die Ausgaben für Forschung und Entwicklung auf 3,0 Milliarden Euro. Weitere Informationen sind im Internet zu finden unter www.bayer.de.

Ansprechpartner:

Christian Hartel, Tel. +49 214 30-47686,

E-Mail: christian.hartel@bayer.com

Mehr Informationen finden Sie unter www.bayer.de.

ha            (2013-0309)

WICHTIGE INFORMATIONEN IN BEZUG AUF DAS ÜBERNAHMEANGEBOT

Das in dieser Presseinformation beschriebene Übernahmeangebot hat bereits begonnen. Diese Presseinformation ist jedoch kein Angebot zum Erwerb von Aktien und stellt keine Aufforderung dar, ein Angebot für den Erwerb von Aktien abzugeben. Ein Angebot, alle Aktien der Conceptus, Inc. zu erwerben, ist in den Angebotsunterlagen enthalten, die Bayer AG, Bayer HealthCare LLC und Evelyn Acquisition Company am 7. Mai 2013 bei der US-amerikanischen Aufsichtsbehörde Securities and Exchange Commission (SEC) einreicht haben. Conceptus, Inc. hat ebenfalls am 7. Mai 2013 eine Annahmeempfehlung (sogenannter Schedule 14D-9) in Bezug auf das Übernahmeangebot bei der SEC

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eingereicht. Den Aktionären der Zielgesellschaft und anderen Investoren wird dringend empfohlen, die Angebotsunterlagen (bestehend aus einem Kaufangebot, einem dazugehörigen Andienungs-/Annahmeschreiben sowie bestimmte weitere Dokumenten) und die Annahmeempfehlung von Conceptus, Inc. sorgfältig zu lesen, bevor sie eine Entscheidung in Bezug auf das Übernahmeangebot treffen, da diese Unterlagen wichtige Informationen zum Übernahmeangebot enthalten. Die vollständigen Angebotsunterlagen (einschließlich der Annahmeempfehlung von Conceptus) werden allen Conceptus-Aktionären kostenlos zur Verfügung gestellt. Die Angebotsunterlagen und die Annahmeempfehlung von Conceptus sind kostenlos auf der Webseite der SEC (www.sec.gov) einsehbar. Kostenlose Exemplare dieser Unterlagen sind ebenfalls bei dem im sogenannten Schedule TO erwähnten “Information Agent” erhältlich.

Zusätzlich zur Annahmeempfehlung veröffentlicht Conceptus jährliche, quartärliche sowie sonstige Berichte, Stellungnahmen und weitere Informationen über die SEC. Diese Berichte, Stellungnahmen und weiteren Informationen sind bei der SEC (Adresse: Securities and Exchange Commission Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, USA) öffentlich einsehbar und können kopiert werden. Weitere Informationen dazu sind telefonisch bei der SEC unter der US-amerikanischen Telefonnummer 1-800-SEC-0330 erhältlich. Die von Conceptus bei der SEC eingereichten Unterlagen sind ebenfalls öffentlich zugänglich über kommerzielle Dokumentensuchdienstleister sowie auf der Webseite der SEC unter www.sec.gov.

Zukunftsgerichtete Aussagen

Diese Presseinformation kann bestimmte in die Zukunft gerichtete Aussagen enthalten, die auf den gegenwärtigen Annahmen und Prognosen der Unternehmensleitung des Bayer-Konzerns bzw. seiner Teilkonzerne beruhen. Verschiedene bekannte wie auch unbekannte Risiken, Ungewissheiten und andere Faktoren können dazu führen, dass die tatsächlichen Ergebnisse, die Finanzlage, die Entwicklung oder die Performance der Gesellschaft wesentlich von den hier gegebenen Einschätzungen abweichen. Diese Faktoren schließen diejenigen ein, die Bayer in veröffentlichten Berichten beschrieben hat. Diese Berichte stehen auf der Bayer-Webseite www.bayer.de zur Verfügung. Die Gesellschaft übernimmt keinerlei Verpflichtung, solche zukunftsgerichteten Aussagen fortzuschreiben und an zukünftige Ereignisse oder Entwicklungen anzupassen.

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